Exhibit 99.1	Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports first quarter results
Sioux City, Iowa (April 27, 2006)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported a net loss of $2.4 million, or $.13 per limited partnership unit, on revenues of $95.5 million for the first quarter ended March 31, 2006. This compares with net income of $17.2 million, or $.91 per unit, on revenues of $105.9 million for the 2005 first quarter.
Analysis of results
The first quarter loss was due primarily to higher natural gas costs and lower sales volumes, partially offset by higher product selling prices.
TNCLP’s natural gas unit costs for the 2006 first quarter were 65 percent higher than those incurred in the 2005 first quarter. In addition, forward natural gas purchase contracts increased 2006 costs approximately $20.0 million compared to $4.0 million in 2005.
TNCLP’s first quarter ammonia and nitrogen solutions sales volumes were 41 and 21 percent lower, respectively, than those of the 2005 first quarter. The lower sales volumes were due primarily to growers’ deferral of nitrogen fertilizer purchases because of high energy costs and indecision over what crops to plant, and TNCLP’s customers’ hesitancy to stock high cost nitrogen fertilizers not covered by grower purchase commitments.
Ammonia and nitrogen solutions selling prices for the 2006 first quarter were 37 and 16 percent higher, respectively, than 2005 first quarter selling prices.
Forward natural gas position
TNCLP’s forward purchase contracts at March 31, 2006, fixed prices for about 10 percent of its next 12 months’ natural gas requirements at values that approximated published forward markets at that date.
Distribution
TNCLP announced that there would be no cash distribution for the quarter ended March 31, 2006. Cash distributions depend on TNCLP’s earnings, which are driven primarily by product selling prices, sales volumes, natural gas costs and production levels, as well as working capital requirements and capital expenditures.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Product revenues	$95,478	$105,742
Other income	(21)	161

Total revenues	95,457	105,903

Cost of goods sold	92,975	82,554
Depreciation and amortization	3,135	4,045

Total cost of sales	96,110	86,599

Total gross profit	(653)	19,304

Operating expenses	2,038	2,278
Interest expenses—net	(254)	(180)

Net income (loss)	$(2,437)	$17,206

Earnings (loss) per limited partnership unit	$(0.13)	$0.91

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price	Volumes	Unit Price
	(000 tons)	(per ton)[1]	(000 tons)	(per ton) [1]
Quarter
Ammonia	51	$411	87	$300
Nitrogen Solutions	427	$153	535	$132
Natural Gas Costs/MMBtu2

Three Months Ended
March 31,
2006	2005
$9.75	$5.91

1.	After deducting outbound freight costs.

2.	Including effect of forward natural gas position.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,
	2006	2005
ASSETS
Cash and cash equivalents	$47,854	$66,328
Demand deposit with affiliate	—	23,323
Accounts receivable	14,249	25,715
Inventories	45,852	20,126
Other current assets	3,930	12,391

Total current assets	111,885	147,883

Property, plant and equipment, net	74,849	79,918
Other assets	9,048	13,550

Total assets	$195,782	$241,351

LIABILITIES
Short-term note and current portion of long-term debt	$—	$59
Accounts payable and accrued liabilities	24,785	7,481
Customer prepayments	32,986	70,317

Total current liabilities	57,771	77,857

Long-term debt	—	8,200
Other liabilities	140	22

Total liabilities	57,911	86,079

PARTNERS’ EQUITY	137,871	155,272

Total liabilities and partners’ equity	$195,782	$241,351